UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  April 5, 2005

Cedar Shopping Centers, Inc.
(Exact name of registrant as specified in its charter)

Maryland	0-14510	42-1241468
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

44 South Bayles Avenue Port Washington, NY		11050
(Address of principal executive offices)		(Zip Code)

(516) 767-6492
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry Into A Material Definitive Agreement

Agreement To Purchase Portfolio of Primarily Drug-Store Anchored Properties

     Pursuant to the terms of a Contribution and Sale Agreement with various affiliates of Giltz & Associates, Inc. (the “Giltz Parties”) dated February 3, 2005, as amended, which became non-cancelable on April 5, 2005, the Company, through Cedar Shopping Centers Partnership, L.P. (the “Operating Partnership”), has agreed to purchase a portfolio of a maximum of 25 properties located primarily in Ohio (the “Stabilized Properties”), with an agreement to purchase up to 6 additional properties as such properties are developed by the Giltz Parties. The Stabilized Properties contain approximately 717,000 sq. ft. of gross leasable area, and eleven of the Stabilized Properties are anchored by an Ohio-based drug store chain. The purchase price for the Stabilized Properties is expected to be approximately $88 million, excluding closing costs and other adjustables. The Company expects to finance the acquisition of the Stabilized Properties by (1) issuing approximately $16 million of Operating Partnership Units (economically equivalent to the Company’s common stock and convertible into the Company’s common stock at the option of the holders on a one-to-one basis), (2) assuming existing debt on ten of the Stabilized Properties, and (3) funding the balance with a combination of fixed-rate debt and borrowings from its secured revolving credit facility.

Item 2.02.   Results of Operations and Financial Condition

Pursuant to a press release dated April 7, 2005, the Company reaffirmed its prior 2005 Funds From Operations guidance. See Exhibit 99.

Item 9.01.   Financial Statements and Exhibits

(c)  Exhibits:

(10.1)	Contribution and Sale Agreement dated as of February 3, 2005, among various affiliates of Giltz & Associates, Inc., each an Ohio limited liability company, as sellers, and Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership, as purchaser.

(10.2)	Amendment to Contribution and Sale Agreement, dated as of April 5, 2005, among various affiliates of Giltz & Associates, Inc., each an Ohio limited liability company, as sellers, and Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership, as purchaser.

(99)	Press release dated April 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR SHOPPING CENTERS, INC.

/s/ LEO S. ULLMAN
Leo S. Ullman
Chairman, President and CEO

Dated: April 8, 2005